Exhibit 99.1
Statement of Telenor ASA, dated October 7, 2011, filed with Oslo Stock Exchange
Telenor amends its Total Return Swap with JP Morgan
On 7 October 2011, Telenor amended its cash-settled total return swap with J.P. Morgan Securities Ltd, which was initially announced on 22 July 2011, to increase the number of reference securities to up to 65 million VimpelCom Ltd ADRs. Initially, the agreement included up to 40 million VimpelCom Ltd ADRs. Each VimpelCom Ltd ADR represents one VimpelCom Ltd common share.